Exhibit 99.1

K2M Group Holdings, Inc. Reports Second Quarter 2016 Financial Results; Reaffirms Fiscal Year 2016 Outlook

Leesburg, VA, August 3, 2016 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive spine technologies and techniques, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Summary:

•	Total reported revenue of $59.2 million, up 5.1% year-over-year. Total revenue increased 5.3% year-over-year on a constant currency basis.

•	Domestic revenue of $45.2 million, up 9.2% year-over-year

•	U.S. Complex Spine growth of 8.2% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 15.9% year-over-year

•	U.S. Degenerative growth of 7.9% year-over-year

•	International revenue of $14.0 million, down 6.2% year-over-year. International revenue decreased 5.4% year-over-year on a constant currency basis.

•	Net loss of $11.1 million for the three months ended June 30, 2016, compared to a net loss of $6.2 million last year.

•	Adjusted EBITDA of $(0.3) million for the three months ended June 30, 2016, compared to Adjusted EBITDA of $(0.4) million last year.

Second Quarter 2016 Highlights:

•
On April 6, 2016, the Company announced 510(k) clearance from the U.S. Food and Drug Administration (FDA) for expanded indications of its MESA® Mini Spinal System and DENALI® Mini Spinal System. The MESA Mini and DENALI Mini Spinal Systems function as adjuncts to fusion, providing stabilization of the posterior cervical and thoracic spine. Both systems were previously cleared for use in the posterior thoracic spine, from T1-T3. The new clearance now allows for the systems to be used in the posterior cervical spine, from C1-C7, in addition to the thoracic spine.

•
On April 28, 2016, the Company announced that they hosted more than 120 of the world's leading spine surgeons for its annual Meeting of Minds™ in Chicago, Illinois, on April 22-23, 2016. Meeting of Minds offers spine surgeons a premiere, world-class curriculum in the latest approaches and techniques for the operative treatment of complex spinal disorders.

•
On May 16, 2016, the Company announced that four scientific studies demonstrating effectiveness of K2M's RAVINE® Lateral Access System for MIS procedures would be presented at the SpineWeek 2016 Annual Meeting, which occurred May 16-20 in Singapore.

•
On June 1, 2016, the Company announced 510(k) clearances from the FDA to market the CASCADIA™ Cervical and the CASCADIA AN Lordotic Oblique Interbody Systems featuring Lamellar 3D Titanium Technology™, the Company's innovative technology that uses 3D printing with the goal of allowing for bony integration throughout an implant.

Highlights Subsequent to Quarter-End:

•
On July 12, 2016, the Company announced participation in the 23rd International Meeting on Advanced Spine Techniques (IMAST). During the meeting, data were presented on K2M's innovative MESA RailTM Deformity Spinal System, which demonstrated that K2M’s MESA Rail achieved “significantly better curve correction” in treating adolescent idiopathic scoliosis (AIS). This study was nominated for an IMAST Thomas Whitecloud Award, which is given to both the best basic science and clinical papers presented at the meeting.

•
Additionally, on July 12, 2016, findings from a multi-year study surrounding the Company's recently-acquired motion-preserving scoliosis technology[1] from K-Spine were presented. The study found that the innovative apical fusion technique achieved corrected deformity profiles in AIS patients and maintained mobility of non-fused segments, sparing 52 percent of the spanned area from fusion.

1 This device is not available for sale within the United States.

•
On July 14, 2016, the Company announced results from a study published in the July 15 issue of Spine. The study, entitled: A Uniquely Shaped Rod Improves Curve Correction in Surgical Treatment of Adolescent Idiopathic Scoliosis (AIS), found that K2M's MESA Rail Deformity Spinal System results in significantly better major curve correction than standard circular rod constructs.

“Our reported sales growth of 9% in the U.S. this quarter was in-line with our expectations and reflects strong execution against the 24% U.S. growth we reported in the second quarter of 2015,” said President and Chief Executive Officer, Eric Major. “U.S. sales have increased 14% over the first six months of 2016, driven by strong growth in each of our procedure categories-complex, minimally invasive and degenerative-which have increased sales 10%, 22% and 16%, respectively, so far this year. We also made significant progress in recent months toward reestablishing our commercial presence in the two distributor markets-Australia and Japan- where we had encountered challenges this past April. Importantly, we are pleased with the start to summer deformity season and our growth continues to be driven by the innovative spine technologies we have introduced in each of our procedure categories. The market response to our Lamellar 3D Titanium Technology platform has been powerful and we are proud to offer the most comprehensive portfolio of FDA-cleared 3D-printed spinal devices on the market today. We expect to see improving trends in both the U.S. and in international markets over the balance of the year and therefore remain confident in our full-year revenue guidance for 2016.”

Second Quarter 2016 Financial Results

	Three Months Ended June 30,		Increase / Decrease
	2016	2015	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$45,238	$41,434	$3,804	9.2%	9.2%
International	13,989	14,920	(931)	(6.2)%	(5.4)%
Total Revenue:	$59,227	$56,354	$2,873	5.1%	5.3%

Total revenue for second quarter 2016 increased $2.9 million, or 5.1%, to $59.2 million, compared to $56.4 million in the second quarter of 2015. Total revenue increased 5.3% year-over-year on a constant currency basis. The increase in revenue was primarily driven by greater sales volume from new surgeon users in the United States and from newer product offerings, partially offset by a decrease in international distributor revenue compared to last year.

Revenue in the United States increased $3.8 million, or 9.2% year-over-year, to $45.2 million, and international revenue decreased $0.9 million, or 6.2% year-over-year, to $14.0 million. Second quarter 2016 international revenue decreased 5.4% year-over-year on a constant currency basis. Foreign currency exchange impacted second quarter international revenue by approximately $0.1 million, representing approximately 90 basis points of international growth year-over-year.

The following table represents domestic revenue by procedure category.

	Three Months Ended June 30,		Increase / Decrease
	2016	2015	$ Change	% Change
($ in thousands)
Complex Spine	$18,535	$17,131	$1,404	8.2%
Minimally Invasive	7,005	6,042	963	15.9%
Degenerative	19,698	18,261	1,437	7.9%
U.S Revenue:	$45,238	$41,434	$3,804	9.2%

By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 41.0%, 15.5% and 43.5% of U.S. revenue, respectively, for the three months ended June 30, 2016.

Gross profit for second quarter 2016 increased 4.9% to $39.6 million, compared to $37.7 million for second quarter 2015. Gross margin was 66.9% compared to 67.0% last year. Gross profit includes amortization expense on investments in surgical instruments of $3.4 million, or 5.8% of sales, for the three months ended June 30, 2016, compared to $3.0 million, or 5.3% of sales, last year. Second quarter of fiscal 2015 cost of goods sold included charges associated with medical device excise tax of $0.7 million, or 1.2% of total Company sales, compared to medical device excise tax recoveries of $0.9 million this year.

Operating expenses for second quarter 2016 increased $2.5 million, or 5.5%, to $48.9 million, compared to $46.4 million for second quarter 2015. The increase in operating expenses was driven primarily by a 4.4% increase in sales and marketing expenses due to sales commissions related to increased sales volume and related expenses. R&D expenses increased 14.8% and G&A expenses increased 4.4% year-over-year in the second quarter.
Loss from operations for the second quarter of 2016 was $9.3 million, compared to a loss from operations of $8.6 million last year. Loss from operations included intangible amortization of $2.6 million for the second quarters of 2016 and 2015.
Other expense for the second quarter of 2016 increased $4.1 million to $1.7 million, compared to other income of $2.4 million last year. The increase in other expense was primarily attributable to an increase of $3.6 million in unrealized losses from foreign currency remeasurement on intercompany payable balances and by increased interest expense incurred on the capital lease obligation related to our new headquarters and operating facilities compared to last year. Foreign currency losses impacted operating results last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany balances in both periods.
Net loss for the second quarter of 2016 was $11.1 million, or $(0.27) per diluted share, compared to a loss of $6.2 million, or $(0.16) per diluted share, for the second quarter of 2015.

	Six Months Ended June 30,		Increase / Decrease
	2016	2015	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$87,431	$76,596	$10,835	14.1%	14.1%
International	28,102	30,182	(2,080)	(6.9)%	(5.9)%
Total Revenue:	$115,533	$106,778	$8,755	8.2%	8.5%

For the six months ended June 30, 2016, total revenue increased $8.7 million, or 8.2%, to $115.5 million, compared to $106.8 million for the six months ended June 30, 2015. Total revenue increased 8.5% year-over-year on a constant currency basis. U.S. revenue increased $10.8 million, or 14.1%, to $87.4 million for the first six months of 2016, compared to $76.6 million last year. International revenue decreased $2.1 million, or 6.9%, to $28.1 million for the first six months of 2016, compared to $30.2 million last year. International revenue decreased 5.9% year-over-year on a constant currency basis.

	Six Months Ended June 30,		Increase / Decrease
	2016	2015	$ Change	% Change
($ in thousands)
Complex Spine	$34,465	$31,352	$3,113	9.9%
Minimally Invasive	13,886	11,422	2,464	21.6%
Degenerative	39,080	33,822	5,258	15.5%
U.S Revenue:	$87,431	$76,596	$10,835	14.1%

Sales in our complex spine, MIS and degenerative categories represented 39.4%, 15.9% and 44.7% of U.S. revenue, respectively, for the first six months of 2016.

As of June 30, 2016, cash and cash equivalents were $19.8 million and line of credit borrowings totaled $19.5 million, compared to cash and cash equivalents of $34.6 million and no outstanding indebtedness as of December 31, 2015. Working capital was $98.9 million as of June 30, 2016, compared to working capital of $107.4 million as of December 31, 2015. As of June 30, 2016, the Company had approximately $23.9 million of unused borrowing capacity under its revolving credit facility.

2016 Outlook

The Company is reaffirming its fiscal year 2016 guidance expectations, which were previously updated on May 2, 2016.

The Company continues to expect:

•	Total revenue on an as reported basis in the range of $231 million to $235 million, representing growth of 7% to 9% year-over-year, compared to total revenue of $216 million in fiscal year 2015.

•	Total net loss of approximately $45 million to $47 million, compared to a total net loss of $39.4 million in fiscal year 2015.

•	Adjusted EBITDA in a range of ($5.0) million to ($7.0) million, compared to Adjusted EBITDA of ($142) thousand in fiscal year 2015.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 3rd to discuss the results of the quarter, and to host a question and answer session. Those who would like to participate may dial 888-329-8877 (719-325-2362 for international callers) and provide access code 8160496 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 8160496. The webcast will be archived on the investor relations section of the Company's website.

About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company in the global spinal surgery market. Additional information is available online at www.K2M.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects, including with respect to our international distribution partners in Australia and Japan. In some cases, you can identify these forward-looking statements by the use of words such as "“outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect our products; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption or delays in operations at our facilities, including our new headquarter facility; or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; in the United States and foreign jurisdictions; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations in the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; a recall of our products; withdrawal or restrictions on our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with FDA regulations or fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; failure to comply with restrictions in our revolving credit facility; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; foreign currency fluctuations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; possible conflicts of interest with our large shareholders; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$19,836	$34,646
Accounts receivable, net	45,883	38,773
Inventory, net	69,083	62,002
Prepaid expenses and other current assets	10,309	19,820
Total current assets	145,111	155,241
Property, plant and equipment, net	52,334	38,318
Goodwill	121,814	121,814
Intangible assets, net	27,942	33,123
Other assets, net	27,096	26,016
Total assets	$374,297	$374,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$750	$284
Accounts payable	20,893	22,483
Accrued expenses	14,343	13,559
Accrued payroll liabilities	10,208	11,507
Total current liabilities	46,194	47,833
Bank line of credit	19,500	—
Capital lease obligation, net of current maturities	34,821	34,140
Deferred income taxes, net	5,042	5,042
Other liabilities	825	835
Total liabilities	106,382	87,850

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 42,141,431 and 41,337,692 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	42	41
Additional paid-in capital	458,883	454,153
Accumulated other comprehensive (loss) income	(306)	1,889
Accumulated deficit	(190,704)	(169,421)
Total stockholders’ equity	267,915	286,662
Total liabilities and stockholders’ equity	$374,297	$374,512

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$59,227	$56,354	$115,533	$106,778
Cost of revenue	19,631	18,620	39,235	36,117
Gross profit	39,596	37,734	76,298	70,661
Operating expenses:
Research and development	5,762	5,021	10,790	9,654
Sales and marketing	28,993	27,770	56,748	52,780
General and administrative	14,183	13,579	28,031	26,908
Total operating expenses	48,938	46,370	95,569	89,342
Loss from operations	(9,342)	(8,636)	(19,271)	(18,681)
Other (expense) income, net:
Foreign currency transaction (loss) gain	(972)	2,597	(552)	(1,540)
Interest expense	(735)	(164)	(1,386)	(244)
Total other (expense) income, net	(1,707)	2,433	(1,938)	(1,784)
Loss before income taxes	(11,049)	(6,203)	(21,209)	(20,465)
Income tax expense	49	19	74	42
Net loss	$(11,098)	$(6,222)	$(21,283)	$(20,507)
Basic and diluted	$(0.27)	$(0.16)	$(0.51)	$(0.52)
Weighted average shares outstanding:
Basic and diluted	41,622,027	39,836,509	41,487,575	39,291,183

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net loss	$(21,283)	$(20,507)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,037	12,270
Provision for allowance for doubtful accounts	(29)	258
Provision for inventory reserves	1,876	875
Stock-based compensation expense	3,855	3,909
Changes in operating assets and liabilities:
Accounts receivable	(7,733)	(7,207)
Inventory	(7,254)	(933)
Prepaid expenses and other assets	(5,796)	(4,089)
Accounts payable, accrued expenses, and accrued payroll liabilities	6,270	3,089
Net cash used in operating activities	(16,057)	(12,335)
Investing activities
Purchase of surgical instruments	(7,812)	(4,375)
Purchase of property, plant and equipment	(14,275)	(1,691)
Changes in cash restricted for leasehold improvements	4,449	—
Purchase of intangible assets	(1,282)	(388)
Net cash used in investing activities	(18,920)	(6,454)
Financing activities
Borrowings on bank line of credit	19,500	25,000
Payments on bank line of credit	—	(25,000)
Proceeds from issuances of common stock, net of issuance costs	—	35,927
Issuances and exercise of stock-based compensation benefit plans, net of income tax	876	411
Net cash provided by financing activities	20,376	36,338
Effect of exchange rate changes on cash and cash equivalents	(209)	(173)
Net (decrease) increase in cash and cash equivalents	(14,810)	17,376
Cash and cash equivalents at beginning of period	34,646	11,411
Cash and cash equivalents at end of period	$19,836	$28,787

Significant non-cash investing activities
Leasehold improvements, including property under capital lease	$2,603	$—

Significant non-cash financing activities
Deferred offering costs	$—	$493

Cash paid for:
Income taxes	$175	$33
Interest	$171	$68

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance. Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The Company also believes that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. The Company believes that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry.
Adjusted EBITDA represents net loss plus interest expense, discount on prepayment of notes to stockholders, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss. Adjusted EBITDA will also include a deduction for cash payments made for rent on the Company's new headquarters and operations facilities under the capital lease agreement once rent payment commence in September 2016.
Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company's definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$39,596	$37,734	$76,298	$70,661
Instrument amortization	3,425	3,000	6,697	6,000
Medical device excise tax	(866)	700	(866)	1,300
Adjusted gross profit (a Non-GAAP Measure)	$42,155	$41,434	$82,129	$77,961

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(11,098)	$(6,222)	$(21,283)	$(20,507)
Interest expense	735	164	1,386	244
Income tax expense	49	19	74	42
Depreciation and amortization	7,294	6,234	14,037	12,270
Stock-based compensation expense	1,749	2,008	3,855	3,909
Foreign currency transaction loss (gain)	972	(2,597)	552	1,540
Adjusted EBITDA (a Non-GAAP Measure)	$(299)	$(394)	$(1,379)	$(2,502)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2016 guidance:

Year Ended December 31,
2016
Net loss	$(46,000)
Interest expense	3,000
Income tax expense	—
Depreciation and amortization	29,500
Stock-based compensation expense	8,000
Foreign currency transaction loss	600
Cash-based rent payments (1)	(1,100)
Adjusted EBITDA	$(6,000)
The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of ($5.0) million to ($7.0) million for 2016.
(1) Represents expected cash payments for rent on the Company's new headquarters and operations facilities under the capital lease agreement, which begin in September 2016.